                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            PAINE WEBBER GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            PAINE WEBBER GROUP INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

                                  Common Stock
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     (2) Aggregate number of securities to which transaction applies:
                                      N/A
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
                                      N/A
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     (4) Proposed maximum aggregate value of transaction:
                                      N/A
--------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

                            Paine Webber Group Inc.

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 29, 1996

To the Stockholders of Paine Webber Group Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Paine Webber Group Inc. ("PW") will be held on Tuesday, April 30, 1996, at 9:00 a.m., in the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087, to consider and vote upon the following matters:

      1. The election of 5 directors to the Board of Directors to hold office for a term of 3 years.

      2. The ratification of the selection by the Board of Directors of Ernst & Young LLP as PW's independent public accountants for the 1996 fiscal year.

      3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Holders of PW Common Stock of record at the close of business on March 14, 1996 are entitled to notice of and to vote as set forth in the Proxy Statement at the Annual Meeting and any adjournment thereof.

                                             By order of the Board of Directors,

                                                     Theodore A. Levine
                                                      Secretary

1285 Avenue of the Americas
New York, New York 10019

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                            PAINE WEBBER GROUP INC.

                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

                                PROXY STATEMENT

To the holders of Paine Webber Group Inc. Common Stock:

                            SOLICITATION OF PROXIES

     This Proxy Statement is being furnished to the stockholders of Paine Webber Group Inc., a Delaware corporation ("PW" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of PW (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held on Tuesday, April 30, 1996, at 9:00 a.m., in the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087 (the "Annual Meeting"), and at any adjournment or postponement thereof. The Annual Report of PW, including the financial statements for the fiscal year ended December 31, 1995, is being furnished to stockholders together with this Proxy Statement, and mailing to stockholders is expected to begin on or about March 29, 1996.

     Each stockholder is encouraged to vote on all the matters to be acted upon at the Annual Meeting by marking the enclosed Proxy Card as desired. If properly executed and received in time for the meeting, the Proxy Card will be voted in accordance with the choices specified. Where a signed Proxy Card is returned, but a choice is not made, the shares will be voted FOR (i) the election as directors of PW of the persons named under "Election of Directors" in this Proxy Statement, and (ii) the ratification of the selection of Ernst & Young LLP ("Ernst & Young")as PW's independent public accountants for the 1996 fiscal year. If any other business is brought before the meeting (which management does not expect to occur), the shares will be voted in accordance with the judgment of the proxies voting them.

     The execution of a Proxy Card will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of PW an instrument revoking it or a duly executed Proxy Card bearing a later date.

     All expenses involved in the solicitation of proxies by the Board of Directors will be paid by PW and will include reimbursement of brokerage firms and others for expenses in forwarding proxy solicitation material to the beneficial owners of shares of PW Common Stock. The solicitation of proxies will occur primarily by mail but may include telephone or oral communications by regular employees of PW and PW's major operating subsidiaries, PaineWebber Incorporated ("PWI") and Mitchell Hutchins Asset Management Inc., acting without special compensation.

                        VOTE AND PRINCIPAL STOCKHOLDERS

     As of the close of business on March 14, 1996 (the "Record Date"), there were outstanding 94,905,788 shares of PW Common Stock, par value $1.00 per share (excluding treasury shares). The PW Common Stock is entitled to one vote for each share held by the stockholder of record on the Record Date.

     The presence, in person or by proxy, of a majority of the outstanding shares of PW Common Stock is required for a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (as hereinafter defined) are counted for purposes of determining the presence or absence of a quorum. The affirmative vote of the holders of a majority of the shares of PW Common Stock present in person or by proxy at the Annual Meeting is necessary for the election as directors of PW of the persons named under "Election of Directors" in this Proxy Statement, and the ratification of the selection of Ernst & Young as PW's independent public accountants for the 1996 fiscal year. Abstentions from voting on the election of directors, and the ratification of the selection of the independent public accountants will have the same effect as a vote against such matter. Broker non-votes on the foregoing matters will have no impact on such matters since they are not considered "shares present" for voting purposes.

     As of the Record Date, PWI held of record for approximately 5,701 of its customers, including officers and directors of the Company, 8,907,074 shares of PW Common Stock (constituting approximately 9.4% of the then outstanding shares of PW Common Stock).

     The following table sets forth certain information regarding each person or group known to the Company to own beneficially more than 5% of any class of PW's voting stock as of December 31, 1995.*

                                                                  AMOUNT AND NATURE
                        NAME AND ADDRESS                            OF BENEFICIAL       PERCENT OF
   TITLE OF CLASS       OF BENEFICIAL OWNER                           OWNERSHIP           CLASS
---------------------   ---------------------------------------   -----------------     ----------
Common Stock            FMR Corp.                                      6,474,825(1)         6.7%
                        82 Devonshire Street
                        Boston, Massachusetts 02107
                        General Electric Company                      21,500,000(2)        22.2
                        3135 Easton Turnpike
                        Fairfield, Connecticut 06431
                        Southeastern Asset Management, Inc.           10,530,892(3)        10.8
                        6075 Poplar Avenue
                        Memphis, Tennessee 38119
                        The Yasuda Mutual Life Insurance               7,500,000(4)         7.7
                        Company,
                        9-1, Nishishinjuku
                        1-chome, Shinjuku-ku,
                        Tokyo 169-92 Japan

------------------

(1) According to an amended Schedule 13G filed as of December 31, 1995 with the Securities and Exchange Commission, the amount and nature of beneficial ownership was supplied by FMR Corp. and members of the Edward C. Johnson, 3d family (who owns 49% of the outstanding voting common stock of FMR Corp.). The Schedule 13G indicates that 6,198,125 shares of PW Common Stock are held by investment companies for which a wholly owned subsidiary of FMR Corp., Fidelity Management and Research Company ("Fidelity"), serves as the investment adviser. Mr. Johnson and FMR Corp., through their control of Fidelity and the investment companies, each has sole power to dispose of these 6,198,125 shares, but neither has the power to vote or direct the vote of these shares. In addition, Fidelity Management Trust Company ("FMT"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 276,000 shares of PW Common Stock as a result of serving as an investment manager for certain accounts. FMR Corp. and Mr. Johnson, through their control of FMT, have sole dispositive power over 276,000 shares and sole power to vote or direct the voting of 148,910 shares.

(2) As of October 17, 1994, and December 16, 1994, respectively PW, General Electric Company ("GE") and Kidder, Peabody Group Inc. ("Kidder") entered into an Asset Purchase Agreement (as supplemented) and a Stockholders Agreement pursuant to which PW issued to a wholly owned subsidiary of Kidder 21,500,000 shares of PW Common Stock, 1,000,000 shares of 6% Cumulative Convertible Redeemable Preferred Stock, Series A (the "Series A Preferred Stock") and 2,500,000 shares of 9% Cumulative Redeemable Preferred Stock, Series C. The Series A Preferred Stock is convertible into PW Common Stock at a conversion price of $18.13, or approximately 5,515,719 shares of PW Common Stock. Pursuant to the Stockholders Agreement, GE has agreed to vote its shares with respect to certain matters in accordance with the recommendations of PW's Board of Directors or, in the event such agreement is held invalid or in violation of New York Stock Exchange policy, in the same proportion as PW's other holders of voting securities. In connection with this year's Annual Meeting, this voting requirement will apply to the election of directors and the ratification of the selection of Ernst & Young as PW's independent public accountants for the 1996 fiscal year.

(3) According to an amended Schedule 13G dated as of January 30, 1996 filed with the Securities and Exchange Commission by Southeastern Asset Management, Inc. ("Southeastern"), 10,530,892 shares of PW Common Stock are held by mutual funds for which Southeastern serves as investment advisor or by other investment advisory clients of Southeastern. The Schedule 13G indicates that Southeastern has sole dispositive power over 8,126,592 shares, shared dispositive power over 2,363,300 shares, sole power to direct the voting over 7,851,592 shares and shared power over 2,363,300 shares.

(4) Pursuant to the Amended Investment Agreement dated as of November 3, 1992, between The Yasuda Mutual Life Insurance Company ("Yasuda") and PW (the "Investment Agreement"), Yasuda has agreed to vote its shares with respect to certain matters either in accordance with the recommendations of PW's Board of Directors or in the same proportion as PW's unaffiliated holders of voting securities. In connection with this year's Annual Meeting, this voting agreement will apply to the election of directors and the ratification of the selection of Ernst & Young as PW's independent public accountants.
------------------
  * The table above does not include 7,294,659 shares of PW Common Stock (8% of class outstanding) held, as of December 31, 1995, by a trustee under the Company's Savings Investment Plan for the benefit of the Company's employees.

                            I. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with staggered terms so that the term of one class expires at each annual meeting of stockholders. The class whose term will expire at the Annual Meeting consists of five directors. Management proposes the election of the nominees named hereafter to hold office for a term of 3 years, ending at the 1999 Annual Meeting. Each of the nominees is currently a director of PW. The nine remaining directors will continue to serve in accordance with their previous election. In the event any nominee is unable or declines to serve, which the Board does not anticipate, it is intended that the proxies will be voted for the balance of those named and for such substitute nominee(s) as the Nominating Committee of the Board may designate, unless the Board has taken prior action to reduce its membership.

               INFORMATION CONCERNING THE NOMINEES AND DIRECTORS
           THE FOLLOWING INFORMATION IS PROVIDED CONCERNING DIRECTORS
            OF PW, INCLUDING THE NOMINEES FOR ELECTION AS DIRECTORS.

                               ------------------

                       NOMINEES FOR TERM EXPIRING IN 1999

     DONALD B. MARRON, 61, is the Chairman of the Board of Directors and Chief Executive Officer of PW. He has been Chairman of the Board of PW since July 1981 and Chief Executive Officer since June 1980. Mr. Marron was President of PW from July 1977 to March 1, 1988. Mr. Marron is also Chairman of the Board and Chief Executive Officer of PWI. Mr. Marron became a director of PW in 1977.

     T. STANTON ARMOUR, 72, has been a private investor since October 1983 and was a financial consultant to PW from September 1980 to September 1983. Mr. Armour became a director of PW in 1977.

     RETO BRAUN, 54, is the Chairman of the Board, President and Chief Executive Officer of Moore Corporation Limited, a business information company. Mr. Braun has been President and Chief Executive Officer of Moore Corporation Limited since September 1993 and Chairman of the Board since April 1995. Prior thereto he was President and Chief Operating Officer of Unisys Corporation from 1991 to September 1993 and Executive Vice President thereof from 1990 to 1991. Mr. Braun became a director of PW in 1994.

     JAMES W. KINNEAR, 68, was President and Chief Executive Officer of Texaco Inc. from January 1987 to April 1993. Mr. Kinnear is also a director of Corning Inc., ASARCO Incorporated and an advisory director of Unilever PLC and Unilever N.V. Mr. Kinnear became a director of PW in 1994.

     JOSEPH J. GRANO, JR., 48, is the President of PWI. He has been President of PWI since December 1994. Prior thereto he was President of Retail Sales and Marketing for PWI from February 29, 1988 to December 1994. Mr. Grano became a director of PW in 1993.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRING IN 1997

     E. GARRETT BEWKES, JR., 69, was a consultant to PW from February 15, 1989 to December 31, 1995. Prior thereto he was the Chairman of the Board, President and Chief Executive Officer of American Bakeries Company from 1982 to December 23, 1988. Mr. Bewkes is also Chairman of the Board and a director or trustee of PaineWebber Cashfund, Inc., PaineWebber America Fund, PaineWebber Olympus Fund, PaineWebber Managed Investments Trust, PaineWebber Managed Municipal Trust, PaineWebber Investment Series, PaineWebber Municipal Series, PaineWebber Master Series, Inc., PaineWebber Series Trust, PaineWebber Financial Services Growth Fund Inc., PaineWebber Mutual Fund Trust, PaineWebber RMA Money Fund, Inc., PaineWebber RMA Tax-Free Fund, Inc., PaineWebber Managed Assets Trust, All-American Term Trust Inc., Insured Municipal Income Fund Inc., Managed High Yield Fund Inc., PaineWebber Securities Trust, Global Small Cap Fund Inc., Global High Income Dollar Fund Inc., 2002 Target Term Trust Inc., Triple A and Government Series-1997, Inc., Investment Grade Municipal Income Fund, Inc., Strategic Global Income Fund, Inc. and Managed Account Services Portfolio Trust. Mr. Bewkes is currently a director of Interstate Bakeries Inc. and NaPro BioTherapeutics, Inc. Mr. Bewkes became a director of PW in 1987.

     FRANK P. DOYLE, 65, is Executive Vice President (retired) of General Electric Company. He was Executive Vice President from July 30, 1992 to December 31, 1995 and was a Senior Vice President from 1981 to July 1992. Mr. Doyle is also a director of Digital Equipment Corporation and Roadway Corporation. Mr. Doyle became a director of PW in December 1994.

     NAOSHI KIYONO, 53, is a Managing Director and the General Manager, International Investment Department and the General Manager, Securities Investment Department of Yasuda whose principal business is underwriting and marketing life insurance. He became a Managing Director and General Manager, International Investment Department of Yasuda on April 1, 1995, and was a Director from July 1991 to March 1995 and the General Manager, Securities Investment Department from April 1990 to the present. Mr. Kiyono became a director of PW in March 1995.

     EDWARD RANDALL, III, 69, is a private investor. He was associated with Duncan, Cook & Co. (financial services) from 1985 to July 14, 1990. He was the Chairman of the Board of Rotan Mosle Financial Corp. from 1977 to August 1985 and was Chief Executive Officer from 1977 to January 1984. Mr. Randall is also a director of KN Energy Inc. and Enron Oil & Gas Company. Mr. Randall became a director of PW in 1983.

     YOSHINAO SEKI, 61, became a Senior Managing Director and Chief Investment Officer of Yasuda as of April 1, 1995. He was a Managing Director of Yasuda from April 1993 to March 1995, a Managing Director and General Manager, Loan Department from April 1993 to March 1994, a Director of Yasuda from July 1989 to March 1993 and the General Manager, Tohoku Regional Office of Yasuda from April 1990 to March 1993. Mr. Seki became a director of PW in March 1995.

                             TERM EXPIRING IN 1998

     JOHN A. BULT, 59, is a director of PaineWebber International Inc. and was the Chairman of the Board of PaineWebber International Inc. from May 1990 until March, 1996. He was President of PaineWebber International Inc. (previously PaineWebber Mitchell Hutchins International Inc.) from 1980 to May 1990. Mr. Bult is also a director of The Germany Fund, Inc., The New Germany Fund, Inc., The Central Europe Equity Fund, Inc., The Brazilian Equity Fund, Inc., The Greater China Fund, Inc. and The France Growth Fund, Inc. Mr. Bult became a director of PW in 1986.

     JOHN E. KILGORE, JR., 75, is a private investor and was Chairman of the Board of Directors and Chief Executive Officer of Cambridge Royalty Company (oil and gas) until September 1986. Mr. Kilgore became a director of PW in 1975.

     ROBERT M. LOEFFLER, 72, is a retired attorney and was Of Counsel to the law firm of Wyman, Bautzer, Kuchel & Silbert from August 1, 1987 to March 15, 1991. He was Chairman of the Board, President and Chief Executive Officer of Northview Corporation from January, 1987 to December, 1987 and a partner in the law firm of Jones, Day, Reavis & Pogue until December, 1986. Mr. Loeffler has been a director of PW since 1978.

     HENRY ROSOVSKY, 68, is the Lewis P. and Linda L. Geyser University Professor at Harvard University. From 1973 to June 1984 he served as Dean of the Faculty of Arts and Sciences at Harvard University. Mr. Rosovsky is also a director of Corning, Inc. and The Japan Fund, Inc. Mr. Rosovsky became a director of PW in 1984.

     In addition to the foregoing, Yuji Oshima, the President of Yasuda, serves as a non-voting senior advisor to the Board of Directors of PW.

     Mr. Paul B. Guenther was President and a director of PW until his resignation in May, 1995.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Executive Committee meets to act on matters when the Board is not in session. Members of this Committee are Messrs. Marron (chairman), Armour, Bewkes, Doyle, Kilgore and Loeffler, and it met six times during fiscal 1995.

     The Audit Committee reviews internal and external audit procedures of the Company. Members of this Committee are Messrs. Loeffler (chairman), Armour, Braun, Doyle, Kilgore, Kinnear, Kiyono, Randall and Rosovsky, and it met four times during fiscal 1995. Mr. Kyosaku Sorimachi was a member of the Committee until his resignation in March 1995.

     The Nominating Committee recommends (i) nominees for the Board of Directors as well as committees of the Board, and (ii) senior officers of the Company. Members of this Committee are Messrs. Kilgore (chairman), Armour, Bewkes, Randall and Rosovsky, and it met five times in fiscal 1995. The Nominating Committee also considers nominees for the Board of Directors recommended by stockholders. Those wishing to submit recommendations should write to the Secretary of PW at 1285 Avenue of the Americas, New York, New York 10019. PW's By-Laws require that written notice of the intent to make a nomination at a meeting of stockholders must be received by the Secretary of PW not later than
(i) 90 days in advance of an annual meeting of stockholders, or (ii) the close of business on the seventh day following the date on which notice of a special meeting of stockholders for the election of directors is first given to stockholders. The notice must contain: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of PW's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each proposed nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of PW if so elected.

     The Compensation Committee is responsible for establishing and administering the compen-sation program of, among others, the key policy making executive officers of the Company, some of whom are also directors of PW, and approves and periodically evaluates generally applicable employee benefit plans of PW. Members of this committee are Messrs. Bewkes (chairman), Doyle, Kilgore and Loeffler, and it met ten times in fiscal 1995.

     The Public Policy Committee is responsible for reviewing and advising on matters regarding the PaineWebber art collection, approving, subject to Board approval, charitable contributions by PaineWebber and political contributions on the municipal, state and other governmental levels. Members of this committee are Messrs. Rosovsky (chairman), Bewkes and Marron, and it met four times in fiscal 1995.

     The Board of Directors of PW met five times during fiscal 1995. During his tenure on the Board in fiscal 1995, each incumbent director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board of Directors on which he served except Messrs. Kinnear, Kiyono and Seki.

CERTAIN ARRANGEMENTS WITH DIRECTORS

     Pursuant to the Investment Agreement between Yasuda and PW, Messrs. Kiyono and Seki were designated by Yasuda and elected to the PW Board of Directors. PW has agreed that so long as Yasuda owns directly or indirectly a specified minimum investment in PW, it will use its best efforts to cause at least one-sixth of its Board of Directors to consist of persons designated by Yasuda. Messrs. Yozo Fujisawa and Kyosaku Sorimachi were members of the Board of Directors from 1989 and 1987 respectively until their resignation in March 1995 at which time they were replaced as directors by Messrs. Kiyono and Seki. Pursuant to the Stockholders Agreement between GE and PW, Mr. Doyle was designated by GE and elected to the PW Board of Directors. PW has agreed that as long as GE owns a specified minimum investment in PW, GE will have the right to designate one person as a member of the PW Board. In the event that designee ceases to serve as a director for any reason, GE has the right to designate a successor, subject to the approval of the Nominating Committee.

COMPENSATION OF DIRECTORS

     During 1995, directors who were not employees of the Company were paid $40,000 annually. In addition, directors who were not employees of the Company were paid $1,200 for each meeting of the Board of Directors and committees thereof which they attended, plus reasonable expenses relating to attendance at such meetings. The chairman of each committee received compensation at a rate of $15,000 per year.

     The Company has a deferred compensation plan for non-employee directors. Under the plan, non-employee directors may elect prior to January 1 of any year to defer any or all of their compensation. Directors' deferred compensation accounts will be credited as of December 31 each year with interest based on the average quarterly balance during the year at a rate equal to the average of the applicable U.S. Treasury Bill rate during each such quarter. Deferred amounts are payable to a director in a lump sum on the February 1st following the plan year in which he ceases to be a director.

     The Company also has a retirement plan for non-employee directors. Directors who have completed five or more years of credited service or whose termination follows a change of control are eligible for retirement benefits under this plan. Following their termination, eligible directors will receive an annual retirement benefit equal to the annual retainer in effect on the date the directors' service terminates for a period of time based on the length of their credited service. In the event a director dies while serving as a director, a death benefit will be paid to the director's beneficiaries in the same amount as would have been payable in the event of retirement. In addition, non-employee directors may participate in the Company's medical plans that are available to all employees.

     The Company also has the 1994 Non-Employee Directors' Stock Plan pursuant to which directors of the Company who are not executive officers will be eligible to receive periodic grants of stock options and PW Common Stock, and to defer some or all of their directors' fees in an unfunded deferred compensation account denominated and payable in shares of PW Common Stock.

     During 1995, E. Garrett Bewkes, Jr. was an independent consultant to PWI and was paid $200,000 for his services during the year. Mr. Bewkes provided advice to the Company in connection with investment banking, mergers and acquisitions, corporate strategic planning, PWI's equity investments in operating businesses, and origination of investment opportunities.

SECURITY OWNERSHIP

     The following table sets forth the number of shares of PW Common Stock held beneficially by each nominee and director, each executive officer named in the Summary Compensation Table below and all nominees, directors and executive officers of PW as a group. Shares owned are stated as of February 15, 1996, as of which date there were outstanding 96,483,060 shares of PW Common Stock. All shares are held directly by the persons shown with sole voting and dispositive power, unless indicated otherwise.

                                                                 SHARES OF PW COMMON STOCK
                                     NAME                        OWNED BENEFICIALLY (1)(2)
                                     ----                        -------------------------
    T. Stanton Armour (2).....................................             112,183
    E. Garrett Bewkes, Jr.....................................              13,802
    Reto Braun................................................               3,295
    John A. Bult (4)..........................................              53,909
    Regina A. Dolan (3)(4)(5).................................              77,716
    Frank P. Doyle............................................               2,227
    Joseph J. Grano, Jr. (3)(4)...............................             360,507
    John E. Kilgore, Jr.......................................                 750
    James W. Kinnear..........................................                 875
    Naoshi Kiyono.............................................                 375
    Theodore A. Levine (3)(4).................................              55,888
    Robert M. Loeffler........................................               8,247
    Donald B. Marron (2)(3)(4)(5).............................           1,422,603
    Edward Randall, III (2)...................................             310,680
    Henry Rosovsky............................................                 979
    Yoshinao Seki.............................................                 375
    Pierce R. Smith (4).......................................              22,009
    All present nominees, directors continuing in office and
      executive officers as a group, including those named
      above (18 persons)......................................           2,453,621

---------------
(1) No director, nominee or executive officer directly owns 1% or more of PW Common Stock, except Mr. Marron who owns 1.5%. All directors, nominees and executive officers as a group (18 persons) beneficially own 2.5%.

(2) Shares shown for the nominees, directors and named executive officers include an aggregate of 115,569 shares of PW Common Stock as to which direct beneficial ownership is disclaimed. Such shares are beneficially owned in the amounts indicated by the spouses or children of Mr. Marron (1,494), Mr. Armour (1,575), and Mr. Randall (112,500) .

(3) Shares shown for the nominees, directors and named executive officers include an aggregate of 418,048 shares of PW Common Stock covered by options presently exercisable or becoming exercisable within sixty days, held by Mr. Marron (325,000), Ms. Dolan (15,000), Mr. Grano (69,298), and Mr. Levine (8,750).

(4) Shares shown for the nominees, directors and named executive officers and the aggregate for all present directors, nominees and executive officers as a group include shares as to which they are vested held by a trust under the Company's Savings Investment Plan, including the following nominees, directors and named executive officers: Mr. Marron (25,498), Mr. Bult (6,633), Ms. Dolan (1,103), Mr. Grano (46), Mr. Levine (63), and Mr. Smith
     (362).

(5) Shares shown for the nominees, directors and named executive officers and the aggregate for all present directors, nominees and named executive officers as a group include an aggregate of 385,707 shares of PW Common Stock into which PW's 8% Convertible Debentures Due 1998 and 2000 and 6.5% Convertible Debentures Due 2002 are presently convertible, including the following shares for Mr. Marron (351,809), and Ms. Dolan (33,898).

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires PW's directors, certain of its officers and persons who own more than ten percent of a registered class of PW's equity securities to file reports of ownership and of changes in ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, PW believes that for the fiscal year ended December 31, 1995, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with except that Mr. Braun filed six days late a Form 4 regarding the purchase of 1,000 shares of PW Common Stock.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee is responsible for establishing and administering the compensation policy and program applicable to the executive officers of PW. The Compensation Committee reviews the compensation of executive officers on an ongoing basis and develops plans which are designed to support PW's business strategies, reflect marketplace practices in a dynamic and intensely competitive industry, and provide cost and tax-effective forms of remuneration. The foundation of PW's executive compensation program is the Company's pay for performance policy which, among other things, was designed:

     - to attract and retain qualified and talented executives available in each area of PW's business to lead the organization in the creation of stockholder value,

     - to motivate and reward annual and long term results achieved by these key employees for PW stockholders based on corporate, business unit and individual performance,

     - to align management's interests with stockholders by increasing key employee ownership of PW stock, and

     - to pay competitively as measured against other companies in the industry.

     In implementing the Company's policy, the Compensation Committee evaluates performance and strategic progress relative to the prior year and over a period of years, rather than considering only a single year when external economic and business conditions may produce results unrelated to management performance. As part of this evaluation, the Compensation Committee also considers competitive performance and pay levels based on a comparative group of financial services companies selected and surveyed by a third-party consulting firm. This comparative group as a whole represents the marketplace in which PW competes for executive talent and is comprised of 12 companies. Five of the companies in the comparative group of 12 are publicly-owned and make up the Peer Group Index used for the Performance Graph set forth below. The firms excluded from the Peer Group Index were either not publicly-owned or traded for all of 1995, or have a mix of businesses not representative of PW on an overall basis, although various segments are comparable to units of PW. The Compensation Committee's philosophy is to position PW's compensation program between the median and the 75th percentile of the comparative group based upon performance, with the opportunity for total remuneration to rise above this level upon achievement of exceptional results.

     As part of its evaluation process, the Compensation Committee considers various quantitative as well as qualitative factors without assigning specific quantifiable or relative weights. These factors include the level, quality, consistency and growth of the earnings and revenues of the Company as well as of the business units for which executive officers are responsible, return on common equity, expense control, balance sheet strength and liquidity, risk profile and the strategic progress of the Company's core businesses. In addition, the individual contributions of each executive officer to the success of the Company are evaluated by the Compensation Committee.

     Based on the above evaluation, executive officer compensation, including that of Mr. Marron, is determined and administered by the Compensation Committee on the basis of total compensation, rather than based on separate free-standing components. Therefore, the total compensation program established by the Compensation Committee is comprehensive and integrates all components including salary, annual cash and equity incentive awards, and long term equity incentives.

     Salary. Salaries are reviewed annually by the Compensation Committee for appropriateness and adjusted periodically in its judgment based primarily on each individual officer's performance and responsibility level as well as competitive salary levels for similar positions. Increases were granted in 1995 to Mr. Marron and to Mr. Grano, who was elected President of Paine Webber Incorporated during 1995, based on their performance and competitive pay levels. Mr. Marron's and Mr. Grano's salaries had not been increased since 1989 and 1992, respectively.

     Annual Incentive Awards. In order to continue the grant of highly effective performance-based annual cash and stock incentive awards on a tax-efficient basis, the stockholders previously approved the 1994 Executive Incentive Compensation Plan (the "EICP") to qualify compensation of proxy officers for exclusion from the $1 million limitation on corporate tax deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with and in compliance with Section 162(m) of the Code and the provisions of the EICP, before March 31st of the performance year, the Compensation Committee establishes a formula for the funding of an annual incentive award pool for executive officers based on the Annual Profits (as defined) of the firm and allocates a maximum share in the pool to each participating executive using the total compensation approach discussed above.

     At the end of each year, the Compensation Committee ascertains the firm's Annual Profits (as defined) and the maximum potential award opportunity for each participating executive officer for the performance year. Within this framework, the Committee determines final individual award levels, exercising negative discretion, where appropriate, based on its evaluation of the quantitative and qualitative factors outlined above, taking into consideration the value of all components in the executive's compensation package.

     In recognition of 1995 performance during which revenues rose 32%, operating earnings increased 120%, and net income grew 155%, annual incentives awarded by the Compensation Committee to executive officers increased 63% above amounts awarded to these individuals in 1994 and ranged from $550,000 up to $4,200,000. Continuing the Committee's policy of paying a meaningful portion of annual incentive awards in equity, over 22% of these awards were paid in the form of restricted stock which generally vests pro rata upon completion of each of the following three years of future service. In addition, a portion of 1995 annual incentive awards was paid in the form of restricted stock units under the 1995 Dedicated Partnership Equity Program discussed below under Long Term Equity Incentives.

     Long Term Equity Incentives. The Committee made two stock option grants under the 1994 Executive Stock Award Plan to executive officers for 1995. One grant was the standard annual component of total compensation to link a significant portion of executive officers' financial interests to the performance of PW's common stock. The size of such annual grants reflects the Compensation Committee's judgment as to the current and potential contribution of the individual executive officer to the current and future profitability of PW and its business units and to the creation of long term shareholder value. Messrs. Marron and Grano's regular grants for 1995 were significantly below those granted for 1994 when major awards were made to executive officers principally responsible for the successful Kidder Peabody acquisition.

     The second grant was made under the 1995 Dedicated Partnership Equity Program (the "Program") which was instituted by the Committee under the 1994 Executive Stock Award Plan to replace the prior Dedicated Partnership in order to preserve the tax deductibility of proxy officer participation in Dedicated Partnerships under Section 162(m) of the Code. The terms of the Program mirror as closely as possible the form of the prior Partnerships whose purpose is to encourage investment by key employees in PW common stock, thereby creating a mutuality of interests among Program participants and with PW shareholders. In 1995, approximately 50 key employees selected by the Compensation Committee, including the executive officers, participated in the Program.

     Each participation in the Program consisted of 500 restricted stock units and an option to acquire 3,000 shares of PW common stock at an exercise price of $20.00 per share. The average of the high and low prices of PW common stock on the New York Stock Exchange on the date of grant of options under the Program was $19.188 and the closing price was $19.125. Restricted stock units were valued at $20.00 per share at the time of grant and were awarded in lieu of a portion of the cash bonus compensation otherwise payable to the participants in the Program. The number of interests awarded to an executive officer was determined by the Committee based on responsibility level and potential impact on the creation of long term shareholder value. Dividend equivalents were granted in a number equal to the number of restricted stock units and options acquired under the Program. The value of restricted stock units as of year-end for each proxy officer is shown in the footnotes to Table I. Summary Compensation. The number of shares on which options were granted to each proxy officer under the Program is shown in Table II. Option Grants in Last Fiscal Year. Both Table I and Table II follow this Report.

     Under the Program, restricted stock units and options generally vest three years after date of grant and expire on the tenth anniversary of grant. Options granted under the Program may be exercised solely by the Committee from date of vesting until December 27, 2004 after which they may be exercised by the executive officer until expiration on June 27, 2005. Restricted stock units will be settled for cash, stock or a combination thereof on June 27, 2005 to the extent not previously settled, deferred or forfeited. In the event termination of employment occurs and interests are not vested, options will be immediately forfeited and restricted stock units cancelled with a formula price paid equal to $20.00 per unit less the amount of all dividend equivalents received.

     The Committee does not consider the stock holdings, prior option, restricted stock, and other equity grants or the appreciation thereon when making future equity award determinations, nor does the Committee have a specific policy as to the proportion of total compensation represented by stock options and other long term equity awards.

     Chief Executive Officer Compensation. Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of the Company who participates in the Company's executive compensation program on the same basis as all other executive officers.

     The Compensation Committee, in setting Mr. Marron's compensation, has taken into account the outstanding long term performance of PW under his leadership and the firm's strategic progress. Factors considered by the Committee include the successful integration of Kidder Peabody, the operating performance and profitability of PW and total return to shareholders in 1995, as well as the Company's strategic redirection to businesses with superior returns accompanied by inception of a highly effective cost reduction and control program. As a result of the Chief Executive Officer's successful efforts during 1995, the Compensation Committee believes that PW is a demonstrably stronger and more competitive firm that is well positioned for the future.

     As noted earlier, Mr. Marron's salary, unchanged since 1989, was increased from $600,000 to $800,000 in 1995. His annual incentive award of cash, restricted stock and restricted stock units of $4,207,656 for 1995 represented an increase of 53% over 1994 as compared to a decline of 63% from 1993 to 1994. As discussed above, Mr. Marron's regular annual stock option grant of 100,000 shares represented a significant decline from 1994.

     Tax Considerations. As noted above, the Committee's executive compensation strategy is to be cost and tax effective. Therefore, the Committee's policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

COMPENSATION COMMITTEE
E. Garrett Bewkes, Jr., Chairman
Frank P. Doyle
John E. Kilgore, Jr.
Robert M. Loeffler

                             EXECUTIVE COMPENSATION

     The following information sets forth the compensation earned by the chief executive officer of the Company and each of the four most highly compensated executive officers of the Company who were serving as executive officers at the end of the fiscal year ended December 31, 1995, for services rendered in all capacities to the Company during the fiscal years indicated below. Stockholders are urged to read the tables in conjunction with the accompanying footnote and explanatory material.

     Table I -- Summary Compensation Table provides a detailed overview of annual and long term compensation for the fiscal years ended December 31, 1995, 1994 and 1993 with respect to the named executives for the years indicated.

     Table II -- Option Grants in Last Fiscal Year -- Individual Grants provides information for the period January 1, 1995 to December 31, 1995 on grants of options by the Company.

     Table III -- Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values Table provides information for the period January 1, 1995 to December 31, 1995 on exercises of stock options pursuant to the Company's Stock Plans and the number and value of previously granted and unexercised stock options held on December 31, 1995.

                         I. SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                                     AWARDS
                                                                         -------------------------------      ALL
                                                                                            SECURITIES       OTHER
                                             ANNUAL COMPENSATION           RESTRICTED       UNDERLYING      COMPEN-
               NAME AND                 ------------------------------   STOCK AWARD(S)       OPTIONS        SATION
          PRINCIPAL POSITION            YEAR     SALARY       BONUS      (1)(2)(3)(4)(5)   (# SHARES)(6)      (7)
--------------------------------------  ----    --------    ----------   ---------------   -------------    --------
Donald B. Marron                        1995    $800,000    $2,975,000     $ 1,232,656         175,000      $139,057
  Chairman of the Board and Chief       1994     600,000     1,925,000         828,359         400,000       320,068
  Executive Officer, PW and PWI         1993     600,000     6,300,000       1,194,432         187,500       534,432

Joseph J. Grano, Jr.                    1995     412,500     1,790,000         891,347         114,000       153,200(8)
  President, PWI                        1994     375,000       945,000         406,638         150,000       153,200(8)
                                        1993     375,000     4,625,000             -0-          75,000       319,200(8)

Theodore A. Levine(9)                   1995     200,000       702,500         629,966          79,000           -0-
  Vice President, General Counsel, PW,  1994     200,000       650,000         235,744          35,000           -0-
  and Executive Vice President, PWI     1993     106,923       765,165         249,975          30,000           -0-

Regina A. Dolan                         1995     200,000       702,500         349,672          79,000        13,248
  Vice President, Chief Financial       1994     200,000       455,000         195,785          60,000        54,914
  Officer, PW, and Executive Vice       1993     187,212       550,000         409,518          15,000        13,248
  President, Chief Financial Officer,
  PWI

Pierce R. Smith                         1995     175,000       387,500         163,516          25,000           -0-
  Treasurer, PW, Executive Vice         1994     175,000       350,000         105,000             -0-           -0-
  President, Treasurer, PWI             1993     175,000       600,000         127,500             -0-        46,763

------------
(1) Amounts shown for 1995 include awards of restricted stock made in January 1996 for performance in 1995.

(2) Amounts shown include both restricted stock, and restricted unit awards granted under the 1995 Dedicated Partnership Equity Program, which are valued on the basis of the closing price of PW Common Stock on the New York Stock Exchange on the applicable date of grant. For a discussion of the 1995 Dedicated Partnership Equity Program, see "Certain Transactions and Arrangements -- Dedicated Equity Program" below.

(3) The number and value of restricted stock and restricted units held by executive officers named in the table as of December 31, 1995 plus shares and units granted in 1996 for 1995 performance based on the closing price of PW's Common Stock ($20.00) on the New York Stock Exchange on December 29, 1995, are as follows: Mr. Marron (161,807 shares and 96,689 units -- $5,169,920); Mr. Grano (317,134 shares and 9,000
    units -- $6,522,680); Mr. Levine (40,575 shares and 6,500
    units -- $941,500); Mr. Smith (19,047 shares and 2,500 units -- $430,940);
    and Ms. Dolan (27,312 shares and 6,500 units -- $676,240). The number of shares of restricted stock and units reported in the table above for the executive officers which will vest in under three years from the date of grant are as follows: Mr. Marron (40,181; 34,209; 46,709; and 16,250 shares vesting in 1996, 1997, 1998 and 1999, respectively); Mr. Grano (40,985; 20,652; 29,652; and 9,666 shares vesting in 1996, 1997, 1998 and 1999, respectively); Mr. Levine (14,850; 13,525; 15,075; and 3,625 shares vesting in 1996, 1997, 1998 and 1999, respectively); Mr. Smith (4,647; 4,161; 6,661;
    and 1,875 shares vesting in 1996, 1997, 1998 and 1999, respectively); and Ms. Dolan (6,096; 7,870; 14,370; and 3,625 shares vesting in 1996, 1997,
    1998 and 1999, respectively).

(4) Dividends are paid on restricted stock and dividend equivalents are paid on restricted units. Dividend equivalents are also paid on options granted under the 1995 Dedicated Partnership Equity Program.

(5) To permit the Company to obtain the maximum deduction for awards of restricted stock in 1993, Mr. Marron elected to declare as income and immediately pay tax on the market value of his 1993 restricted stock grant pursuant to Section 83(b) of the Internal Revenue Code, even though he was not vested in the stock at the time and will be subject to market risk and the risk of forfeiture until the restricted period lapses.

(6) Amounts shown for 1995 include option grants made in January 1996 for performance in 1995 and options granted under the 1995 Dedicated Partnership Equity Program.

(7) Amounts shown for 1995 result from the operation of the terms of the Key Executive Equity Program, in which approximately 111 key executives participate. For a description of the program, see "Certain Transactions and Arrangements -- Key Executive Equity Program" below. These amounts include:
    (i) interest paid by PW on the participants' bank loans or waived on loans by PW in accordance with the terms of the program -- Mr. Marron ($139,057); and Ms. Dolan ($13,248). The program was instituted in 1988 to give such executives an incentive linked to the price of PW Common Stock, while requiring such executives to make an investment in PW. The program includes a provision that, for a period following termination of an executive's employment, he or she may not compete with the Company or solicit its employees to leave the Company or interfere with its business.

(8) This amount represents imputed interest on an employee loan to Mr. Grano.

(9) Mr. Levine was employed by PW in June 1993. Amounts indicated for Mr. Levine for 1994 and 1993 (other than option information) were paid or awarded pursuant to the terms of an agreement between Mr. Levine, PW and PWI entered into in May 1993. The bonus for 1993 includes a special one-time bonus of $400,000. For a description of this agreement, see "Other Benefit Plans and Agreements" below.

     The following table sets forth certain information concerning stock options granted by the Company to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) in June 1995 and in January 1996 for performance in 1995. The data in the column shown below relating to the potential realizable value of stock options granted in 1995 and 1996 at the end of a ten year period are presented pursuant to Securities and Exchange Commission rules and are calculated using assumed annual rates of stock appreciation. The Company is not aware of any model or formula which will determine with reasonable accuracy a realizable future value for stock options in ten years. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of PW Common Stock relative to the exercise price per share of PW Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the potential value of the stock options reflected in this table will actually be realized.

                    II. OPTION GRANTS IN LAST FISCAL YEAR --
                                INDIVIDUAL GRANTS

                                                                                      POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED ANNUAL
                              NUMBER OF     % OF TOTAL                                RATES OF STOCK PRICE
                              SECURITIES     OPTIONS                                 APPRECIATION FOR OPTION
                              UNDERLYING    GRANTED TO    EXERCISE OR                    TERM (10 YRS.)
                               OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
            NAME              GRANTED(#)   FISCAL YEAR     ($/SHARE)       DATE        5%($)        10%($)
----------------------------- ----------   ------------   -----------   ----------   ----------   ----------
D.B. Marron..................    75,000 (1)      1.6%      $  20.000(3)   6/27/05    $  943,342   $2,390,614
                                100,000 (2)      2.2          20.000      1/22/06     1,257,789    3,187,485

J.J. Grano, Jr...............    54,000 (1)      1.2          20.000(3)   6/27/05       679,206    1,721,242
                                 60,000 (2)      1.3          20.000      1/22/06       754,674    1,912,491

R.A. Dolan...................    39,000 (1)      0.8          20.000(3)   6/27/05       490,538    1,243,119
                                 40,000 (2)      0.9          20.000      1/22/06       503,116    1,274,994

P.R. Smith...................    15,000 (1)      0.3          20.000(3)   6/27/05       188,668      478,123
                                 10,000 (2)      0.2         19.1875      6/27/05       120,669      305,799

T.A. Levine..................    39,000 (1)      0.8          20.000(3)   6/27/05       490,538    1,243,119
                                 40,000 (2)      0.9          20.000      1/22/06       503,116    1,274,994

---------------
(1) Ten-year non-qualified stock options granted under the 1994 Executive Stock Award Plan as part of the 1995 Dedicated Partnership Equity Program (the "Program"). Options will vest on the third anniversary of the date of grant or upon the earlier of a Change in Control or the date of the executive officer's termination of employment by reason of death, disability or approved retirement. Vested options may be exercised solely by the Compensation Committee at any time until December 27, 2004. Recipient may exercise the option after December 27, 2004 until their expiration. Under the Program, each named executive officer received a grant of 500 restricted stock units ("RSUs") for each 3,000 shares subject to the options. RSUs were valued at $20.00 per share at the time of grant and were awarded in lieu of a portion of the cash bonus compensation otherwise payable to the named executive officer. Dividend equivalents on the RSUs and the unexercised portion of the options will be paid.

(2) Ten year non-qualified stock options granted in 1996 for performance in 1995 will become exercisable in equal installments over a four year period from the date of grant.

(3) Options granted under the 1995 Dedicated Partnership Equity Program at an exercise price of $20.00. The average of the high and low prices of PW Common Stock on the New York Stock Exchange on the date of grant was $19.188.

     The following table sets forth information for the named executive officers of the Company with respect to exercises of stock options during the period January 1, 1995 to December 31, 1995 and unexercised options held as of December 31, 1995:

III. AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                    NUMBER OF
                                              SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                                   UNEXERCISED                       IN-THE-MONEY
                  SHARES                        OPTIONS AT FY-END                 OPTIONS AT FY-END
               ACQUIRED ON     VALUE     --------------------------------  --------------------------------
     NAME      EXERCISE(1)   REALIZED(1) EXERCISABLE(2)  UNEXERCISABLE(3)  EXERCISABLE(2)  UNEXERCISABLE(3)
-------------- ------------  ----------  --------------  ----------------  --------------  ----------------
D.B. Marron...    278,437    $2,474,999      862,275          762,500        $9,647,011       $2,250,000

J.J. Grano,
  Jr..........     66,825       594,001      121,798          339,000           867,075          853,125

T.A. Levine...    -0-           -0-          -0-              144,000          -0-               147,500

R.A. Dolan....    -0-           -0-           30,000          154,000           157,500          311,250

P.R. Smith....     33,413       297,005       22,500           25,000           118,125            8,125

---------------

(1) These option exercises reflect the interests of the named executive officers in the exercise during August 1995 by the general partner of PW Partners 1991 Dedicated L.P., a Delaware limited partnership (the "1991 Partnership"), of the remaining balance of its option granted to such partnership to purchase PW Common Stock. For a discussion of the 1991 Partnership, see "Certain Transactions and Arrangements -- Dedicated Partnerships" below. The shares and related values realized are all attributable to the named executive officers' interests in the 1991 Partnership.

(2) These options include the interests of the named executive officers in an option granted to PW Partners 1992 Dedicated L.P., a Delaware limited partnership (the "1992 Partnership"). For a discussion of the 1992 Partnership, see "Certain Transactions and Arrangements -- Dedicated Partnership" below. The shares and related values under the 1992 Partnership are attributable as follows: Mr. Marron (187,500 shares -- $984,375); Mr. Grano (90,000 shares -- $472,500); Ms. Dolan (30,000 shares -- $157,500) and
    Mr. Smith (22,500 shares -- $118,125).

(3) Includes securities underlying options granted in 1996 for performance in 1995 and options granted under the 1995 Dedicated Partnership Equity Program.

     PW's Pension Plan. The PW Pension Plan is a "defined benefit" plan under the Employee Retirement Income Security Act of 1974, as amended, under which benefits are determined on the basis of an employee's "career average" of earnings. Generally, all employees of the Company are eligible to participate in PW's Pension Plan. Directors of PW who are employees of the Company may participate, and their benefits are calculated in the same manner as the benefits of any other eligible employee. As of December 31, 1995, approximately 16,857 employees were participating in the PW Pension Plan. Upon retirement an employee is entitled to receive retirement income equal to the sum of his benefits for service prior to January 1, 1987 and benefits for each year thereafter based on the Social Security taxable wage base. Under applicable federal tax law, the maximum amount of earnings of an employee taken into account under the PW Pension Plan's current formula for computing benefits for plan years beginning on or after January 1, 1995 is $150,000 and the maximum annual pension benefit which may be accrued for calendar year 1995 is $1,875.

     The years of credited service for purposes of determining benefits under the PW Pension Plan as of December 31, 1995 for certain executive officers were:
Messrs. Marron (18.6 years), Grano

(6.8 years), Levine (1.5 years), Mr. Smith (7.0 years) and Ms. Dolan (2.2 years). The estimated annual benefits payable on retirement at age 65, taking into account actual pension benefits accrued to December 31, 1995 and projecting future benefits to retirement at the current maximum additional annual benefit of ($1,875), for certain executive officers are: Messrs. Marron ($120,000), Grano ($45,725), Levine ($29,063), Smith ($36,495) and Ms. Dolan ($49,219).

     In addition, employees of the Company who were employees of Paine, Webber, Jackson & Curtis Inc. ("PWJC") (the predecessor of PWI) on July 1, 1975, and who also were previously partners of Paine, Webber, Jackson & Curtis, are eligible to receive retirement benefits under the PWJC Supplemental Pension Plan. Benefits are payable under the PWJC Supplemental Pension Plan in the amount of the excess, if any, of (a) the annual amount of retirement income which would have been payable under PW's Pension Plan had the employee's period of PWJC partnership service counted as credited service under the PW Pension Plan over
(b) the amount of retirement income actually payable to the employee under the PW Pension Plan. The minimum payable under the PWJC Supplemental Pension Plan is an amount which, when added to the employee's benefit under the PW Pension Plan, equals $10,000 annually (or a lesser amount in the event of early retirement).

     Supplemental Employees Retirement Plan. The Company has adopted a non-qualified Supplemental Employees Retirement Plan for Certain Senior Officers ("SERP") in order to supplement retirement income. The SERP provides a benefit equal to a percentage of base compensation for participants who retire at age 65 with 15 or more years of service. Such percentage of base compensation is 100% in the case of the initial participant and 75% in the case of all other participants. A participant must have at least 5 years of service to receive any benefit and between 5 and 15 years of service a participant receives proportionate benefits. Retirement benefits are also paid upon early retirement or termination of employment. Those benefits may, at the participant's election, be deferred to commence at age 65, or be payable as early as age 55, in which case they are reduced by 3% per year between age 60 and 65 and 6% per year between age 55 and 60 for each year that the benefits commence before age 65. Full benefits without reduction are also payable in case of a Change in Control (as defined in the Plan) and disability retirement. In addition, the SERP contains certain non-compete provisions pursuant to which benefits would be forfeited.

     The table below summarizes expected SERP benefits before subtracting Social Security, PW Pension Plan benefits and any other pension benefits. The actual benefits from the SERP are the net amounts after subtracting Social Security, PW Pension Plan benefits and any other pension benefits.

                                   INITIAL PARTICIPANTS        SUBSEQUENT PARTICIPANTS
                                          (100%)                        (75%)
                                     YEARS OF SERVICE              YEARS OF SERVICE
                                 ------------------------      ------------------------
               REMUNERATION         10             15             10             15
               ------------      ---------      ---------      ---------      ---------
                $  200,000       $ 133,333      $ 200,000      $ 100,000      $ 150,000
                   275,000         183,333        275,000        137,500        206,250
                   300,000         200,000        300,000        150,000        225,000
                   400,000         266,667        400,000        200,000        300,000
                   450,000         301,500        450,000        225,000        337,500
                   500,000         333,333        500,000        250,000        375,000
                   600,000         400,000        600,000        300,000        450,000
                   720,000         480,000        720,000        360,000        540,000
                   800,000         533,333        800,000        100,000        600,000

     The initial participant was Mr. Marron and the amount of his base compensation reflected for the purposes of the SERP during 1995 is $800,000. Messrs. Grano and Levine are subsequent participants and the amount of their base compensation reflected for the purposes of the SERP during 1995 is $450,000 and $200,000 respectively.

                               PERFORMANCE GRAPH

     The following chart compares the Company's cumulative total return on stockholder investment over a five-year period with that of the S&P 500, and a Peer Group Index (comprised of, The Bear Stearns Companies Inc., Merrill Lynch & Co., Inc., Morgan Stanley Group, Inc., Salomon Inc, and Dean Witter, Discover & Co.). The Peer Group Index has been included in the Performance Graph below since it covers the 5 publicly traded companies which the Compensation Committee reviews and evaluates in making compensation determinations. The Peer Group Index has been changed from the prior year to omit American Express Company which no longer is in PW's principal lines of business due to the disposition of both Lehman Brothers Inc. and Shearson. In addition, the S&P Financial Miscellaneous Index has been omitted from the Performance Graph since it was reconstituted by S&P in March 1995 and no longer includes entities in PW's principal line of business. The chart assumes $100 invested on December 31, 1990 and reinvestment of all dividends.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN


Year-End Data         1990     1991      1992      1993      1994      1995
-------------         ----     ----      ----      ----      ----      ----
PaineWebber         $100.00   $261.89   $279.14   $315.41   $270.56   $370.79
PeerGroup            100.00    209.04    220.52    318.56    276.82    369.98
S&P 550              100.00    130.47    140.40    154.55    156.59    215.31

OTHER BENEFIT PLANS AND AGREEMENTS

     During 1987, PW entered into an employment agreement with Mr. Marron having a three-year term (the "Term of the Agreement") which will commence on that date (the "Operative Date"), if any, following a Change in Control (as defined) of PW, so designated by a majority of the Disinterested Directors (as defined). During the Term of the Agreement, Mr. Marron would continue to be employed in his present position receiving a salary not less than that being paid to him on the Operative Date and an annual bonus not less than the average of the bonuses received by him during the three years preceding the Operative Date and being entitled to participate in all compensation and benefit plans of the Company. In the event of the termination of such Mr. Marron's services during the Term of the Agreement either without Cause (as defined) or because of a Constructive Termination (as defined), he would be entitled to a lump sum payment equal to the present value of (i) his base salary until the end of the Term of the Agreement, (ii) a bonus for the year of such termination and each subsequent year until the end of the Term of the Agreement, at an annualized rate equal to the average of the bonuses awarded to him with respect to the three years preceding the year of termination and (iii) any deferred or unpaid bonus. The agreement also provides that, if his employment is terminated without Cause or because of a Constructive Termination, PW will for ten years continue to provide him with comparable office space, an executive assistant and medical and disability coverage.

     In 1993, PW and PWI entered into an agreement with Mr. Levine having a three-year term (the "Term of the Agreement"). As a result of certain amendments to the agreement in 1995, during the Term of the Agreement, Mr. Levine will be employed by PW as General Counsel and by PWI as Executive Vice President, and will be paid an annual salary of no less than $200,000, and will receive a grant of 14,850 shares of restricted stock each year which will vest one-third annually following the date of each grant. The restricted stock will vest immediately upon a Change of Control (as defined). In the event of Mr. Levine's termination of employment without Cause (as defined) or because of Constructive Termination (as defined), he would be entitled to his base salary through the date of termination and an amount equal to the greater of (a) $3,300,000 less the total amount of base salary and annual bonus awards previously received (to the extent vested) or (b) $850,000.

     In addition, the PW Partners 1991 Dedicated L.P., a Delaware limited partnership (the "1991 Partnership"), and the PW Partners 1992 Dedicated L.P., a Delaware limited partnership (the "1992 Partnership") generally provide for the acceleration of the vesting and exercisability of the options granted to the partnerships in the event of a Change in Control (as defined) of the Company, unless the Compensation Committee elects to waive the occurrence of the Change in Control. Similarly, grants of options, restricted stock and cash awards under the stock award plans of PW provide that, unless the Compensation Committee waives the occurrence of a Change in Control (as defined in the applicable award agreements) as a vesting event, awards granted under the plans will be immediately vested upon the occurrence of the Change in Control of the Company. As noted above, the SERP provides that full pension benefits without reduction are payable in the event of a Change in Control of the Company.

CERTAIN TRANSACTIONS AND ARRANGEMENTS

     Key Executive Equity Program. Under the Company's Key Executive Equity Program ("KEEP"), the Company sold certain convertible debentures to key employees of the Company, including executive officers of the Company, in 1988, 1991 and 1992.

     Pursuant to KEEP, the Company financed on a full recourse basis to the employee 25% of the principal amount of the debentures issued in 1988 and 1991 at 8.62% and 7.85% annual interest rate, respectively, and 95% of the principal amount of the debentures issued in 1992 at 5.6% annual interest. The Company pays 66 2/3% of the interest payment due on the bank financing for the remaining balance of the purchase price of the debentures issued in 1991 and waives
66 2/3% of the interest payment due on an equivalent amount of the Company financing for the debentures issued in 1992.

     Investment Partnership. In 1994, the Company formed a limited partnership which does not vest for five years for 80 key employees for the purpose of permitting these employees collectively to invest in certain investment opportunities offering a potential for long-term capital appreciation. Each of the named executive officers are limited partners in the partnership. The general partner, a wholly owned subsidiary of the Company, made a capital contribution to the partnership of $84,848 and the employee limited partners contributed an aggregate of $8,400,000. In addition, the general partner has made an unsecured loan to the partnership of which $31.6 million was outstanding at December 31, 1995. During 1995 the interest rate on the loan was computed at the rate of LIBOR plus thirty-five basis points. The interest rate on the loan is reset, and the interest on the loan is payable, semi-annually. The principal amount of the loan is generally subject to repayment by the partnership prior to the time that distributions are made to the partners. In February 1996, an independent third party lender made a four year unsecured loan to the partnership in the amount of $25.5 million and the proceeds of this loan were used to repay the entire amount of the general partners loan which was outstanding at the time. The Company has agreed to purchase the loan from this lender in certain specified circumstances.

     In 1995, the Company formed a limited partnership which does not vest for three years for 49 key employees for the purpose of permitting these employees collectively to invest in certain investment opportunities offering a potential for long-term capital appreciation. Each of the named executive officers are limited partners in the partnership. The general partner, a wholly owned subsidiary of the Company, made a capital contribution to the partnership of $71,212 and the employee limited partners contributed an aggregate of $7,050,000. In February 1996, an independent third party lender entered into a revolving credit agreement with the partnership whereby it committed to make a four year unsecured loan to the partnership in an aggregate amount of not more than $35.1 million. The Company has agreed to purchase the loan from this lender in certain specified circumstances. No loans are currently outstanding under this facility.

     Dedicated Partnerships. PW formed the 1991 Partnership and the 1992 Partnership for the purpose of providing an investment vehicle through which selected employees could invest in PW Common Stock. A subsidiary of PW serves as the general partner of both partnerships and made a capital contribution equal to approximately 10% of the total capital contributed by the limited partners. Messrs. Marron, Grano and Smith are limited partners in both partnerships and Ms. Dolan is a limited partner in the 1992 partnership. The 1991 Partnership and the 1992 Partnership purchased 180,000 and 135,592 shares of PW Common Stock and acquired an option to purchase 2,250,000 and 1,500,000 shares of PW Common Stock, respectively. Dividend equivalents are paid to the partnerships on the option shares. Following the option exercise and sale of the remaining shares in the 1991 Partnership in August 1995, and the distribution of proceeds to limited partners, the 1991 Partnership has been terminated.

     Other Transactions. During 1995, certain executive officers of PW maintained margin accounts with PWI in the ordinary course of business. The margin indebtedness of such officers is on substantially the same terms, including interest rates and collateral, as those prevailing for clients, and does not present more than a normal risk of non-collectibility.

     During 1995 PW and certain of its subsidiaries have engaged in transactions in the ordinary course of business with The Yasuda Mutual Life Insurance Company, General Electric Company and FMR Corp. and certain of their respective affiliates, which are beneficial owners of more than 5% of the outstanding shares of PW Common Stock; such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others.

     In November 1987, at the same time as Yasuda's initial investment in the Company's preferred stock, PW and Yasuda entered into a Joint Venture Agreement. Pursuant to this agreement, PW and Yasuda have established a corporation in England to focus on such areas as asset management, investment advisory and financial consulting.

     Messrs. Kiyono and Seki are directors of Yasuda Realty America Corporation ("YRAC"), a wholly owned subsidiary of Yasuda. PWI became a lessee of a certain property in Chicago, effective December 1, 1990, which is partially and indirectly owned by YRAC. During the fiscal year 1995, PWI paid $4,320,000 as rents for such property, which exceeded 5% of YRAC's consolidated gross revenues, and during the fiscal year 1996, will pay approximately the same amount of rents subject to certain adjustments. The terms of the lease agreement are substantially the same as those prevailing at the time for comparable transactions with unrelated parties.

     During 1995, Mr. Grano was indebted to PWI for $4,250,000 for loans originally made to him in 1991 and 1994. Interest is imputed at an annual rate of 3.83% for the $4,000,000 loan issued in 1991. The $250,000 loan issued in 1994, accrued interest monthly based on a variable rate equal to broker call plus 1%. As of March 1996, the $250,000 loan has been repaid with accrued interest and Mr. Grano has repaid $1,300,000 of the $4,000,000 loan, the interest rate on which has been changed to an annual rate of 7%. The current amount of the outstanding loan to Mr. Grano is $2,700,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1995, the Company's Compensation Committee was composed of Messrs. Bewkes, Doyle, Kilgore and Loeffler. Mr. Bewkes was paid $200,000 for consulting services rendered during 1995.

                    II. SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected the accounting firm of Ernst & Young to examine PW's accounts for the 1996 fiscal year. Ernst & Young is the result of a merger in 1989 between Ernst & Whinney and Arthur Young & Company. Arthur Young & Company had been the independent public accountants of PW and predecessor entities since 1943. The submission of the selection of Ernst & Young to the stockholders of PW is not required. The Board of Directors is, nevertheless, submitting it to the stockholders to ascertain their views. If the selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent public accountants.

     It is expected that a representative of Ernst & Young will attend the Annual Meeting. He or she will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate stockholder questions.

     The Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young as PW's independent public accountants.

              III. OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

     As of the date of this Proxy Statement, the Company does not intend to present and has not been informed that any other person intends to present any matter for action not specified herein. If any other matters properly come before the Annual Meeting, it is intended that the holders of proxies will vote in respect thereof in accordance with their best judgment.

                     STOCKHOLDER PROPOSALS FOR 1997 MEETING

     Proposals of stockholders intended for presentation at the 1997 Annual Meeting must be received by the office of the Secretary of PW no later than November 29, 1996.

                                                              Theodore A. Levine
                                                                 Secretary

                                     PROXY

                            PAINE WEBBER GROUP INC.
                          1285 Avenue of the Americas
                            New York, New York 10019

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 30, 1996

        The undersigned having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 29, 1996, hereby appoints Donald B. Marron, Pierce R. Smith and Theodore A. Levine and each of them as proxies of the undersigned, with full power of substitution and with discretionary authority as to matters for which my choice is not specified, to vote as indicated on the reverse side hereof all the shares of PW common stock held of record by the undersigned on the books of PW on March 14, 1996 at the Annual Meeting of Stockholders of PW to be held April 30, 1996 or any adjournment thereof.

   SHARES REPRESENTED BY PROXIES THAT ARE DATED, SIGNED AND RETURNED WILL BE VOTED "FOR" ITEMS 1 AND 2 IN THE ABSENCE OF CONTRARY INSTRUCTIONS AND IN THE
       PROXIES' DISCRETION ON OTHER BUSINESS PROPERLY BEFORE THE MEETING.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ITEMS SET
                       FORTH ON THE REVERSE SIDE HEREOF.


                            - FOLD AND DETACH HERE -

                                             PLEASE MARK YOUR VOTES
                                                  AS INDICATED IN  /X/
                                                     THIS EXAMPLE


*INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL
 DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

D.B. Marron, T.S. Armour, R. Braun, J.W. Kinnear, J.J. Grano, Jr.

(1) ELECTION OF DIRECTORS (nominees listed above)

              FOR                                   WITHHOLD
       All nominees listed                         AUTHORITY
        (except as marked                        to vote for all
         to the contrary)                        nominees listed
               / /                                     / /


(2) Ratification of Ernst & Young LLP as PW's independent public accountants

                 FOR                AGAINST             ABSTAIN
                 / /                  / /                 / /


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature(s) _______________________________________     Date _______________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.


                            - FOLD AND DETACH HERE -

              CONFIDENTIAL VOTING INSTRUCTIONS TO: CITIBANK, N.A.

       AS TRUSTEE UNDER PAINE WEBBER GROUP INC. SAVINGS INVESTMENT PLAN.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 29, 1996, hereby instructs the Trustee to vote as indicated on this instruction card all the shares of PW common stock held for me by the Trustee on March 14, 1996 at the Annual Meeting of Stockholders of PW to be held April 30, 1996 or any adjournment thereof.

  THE SHARES REPRESENTED HEREBY WILL NOT BE VOTED UNLESS THIS INSTRUCTION CARD
     IS APPROPRIATELY MARKED, DATED, SIGNED AND RETURNED BY APRIL 30, 1996.
     IF YOUR SIGNED INSTRUCTION CARD IS RETURNED BUT YOUR PREFERENCE IS NOT
            INDICATED, THE TRUSTEE WILL NOT VOTE SUCH COMMON STOCK.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2
                     SET FORTH ON THE REVERSE SIDE HEREOF.

                            - FOLD AND DETACH HERE -

                                            PLEASE MARK YOUR VOTES
                                                  AS INDICATED IN  /X/
                                                     THIS EXAMPLE


*INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL
 DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

D.B. Marron, T.S. Armour, R. Braun, J.W. Kinnear, J.J. Grano, Jr.

(1) ELECTION OF DIRECTORS (nominees listed above)

              FOR                                   WITHHOLD
       All nominees listed                         AUTHORITY
        (except as marked                        to vote for all
         to the contrary)                        nominees listed
               / /                                     / /


(2) Ratification of Ernst & Young LLP as PW's independent public accountants

                 FOR                AGAINST             ABSTAIN
                 / /                  / /                 / /


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature(s) _______________________________________     Date _______________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.


                            - FOLD AND DETACH HERE -

             CONFIDENTIAL VOTING INSTRUCTIONS TO: MELLON BANK, N.A.

          AS CUSTODIAN UNDER PAINE WEBBER GROUP INC. STOCK AWARD PLANS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned, having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 29, 1996, hereby instructs the custodian to vote as indicated on this instruction card all the shares of PW common stock held for me by the Custodian on March 14, 1996 at the Annual Meeting of Stockholders of PW to be held April 30, 1996 or any adjournment thereof.

  THE SHARES REPRESENTED HEREBY WILL NOT BE VOTED UNLESS THIS INSTRUCTION CARD
     IS APPROPRIATELY MARKED, DATED, SIGNED AND RETURNED BY APRIL 30, 1996.
     IF YOUR SIGNED INSTRUCTION CARD IS RETURNED BUT YOUR PREFERENCE IS NOT
           INDICATED, THE CUSTODIAN WILL NOT VOTE SUCH COMMON STOCK.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2
                     SET FORTH ON THE REVERSE SIDE HEREOF.


                            - FOLD AND DETACH HERE -

                                           PLEASE MARK YOUR VOTES
                                                  AS INDICATED IN  /X/
                                                     THIS EXAMPLE


*INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL
 DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

D.B. Marron, T.S. Armour, R. Braun, J.W. Kinnear, J.J. Grano, Jr.

(1) ELECTION OF DIRECTORS (nominees listed above)

              FOR                                   WITHHOLD
       All nominees listed                         AUTHORITY
        (except as marked                        to vote for all
         to the contrary)                        nominees listed
               / /                                     / /


(2) Ratification of Ernst & Young LLP as PW's independent public accountants

                 FOR                AGAINST             ABSTAIN
                 / /                  / /                 / /


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature(s) _______________________________________     Date _______________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.


                            - FOLD AND DETACH HERE -